                                                                      EXHIBIT 15



Independent Accountant's Review Report


To the Stockholders and Board of Directors
QuadraMed Corporation ("QuadraMed")


        We have reviewed the condensed consolidated balance sheet of QuadraMed and its subsidiaries as of June 30, 2000, the condensed consolidated statements of operations for the three and six months ended June 30, 2000, and the condensed consolidated statements of cash flows for the six months ended June 30, 2000. These financial statements are the responsibility of QuadraMed's management.

        We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.


        Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.


Pisenti & Brinker


Petaluma, California

August 7, 2000